                                     EMPLOYMENT
                                        AND
                          DEEERRED COMPENSATION AGREEMENT


     AGREEMENT, made as of April 14, 1998, between

           REGIS CORPORATION, hereinafter referred to as the "Corporation",

                                          and

           Paul D. Finkelstein, hereinafter referred to as "Finkelstein".

     IN CONSIDERATION of the mutual agreements hereinafter contained, the parties hereby agree as follows:

     1.   DEFINITIONS.

          "ADJUSTED MONTHLY BENEFIT" shall mean Finkelstein's Monthly Benefit increased annually after the first year during which Monthly Benefits are paid in proportion to any increase in the Consumer Price Index for the preceding year.

          "CAUSE" shall mean (i) the willful and continued failure by Finkelstein to substantially perform his duties for the Corporation after a written warning specifically identifying the lack of substantial performance is delivered to him by the Corporation, (ii) the willful engaging by Finkelstein in illegal conduct which is materially and demonstrably injurious to the Corporation, or (iii) conviction of a felony.

          "CHANGE IN CONTROL" shall be deemed to have occurred at such time as any of the following events occur: (i) any person within the meaning of
     Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than Curtis Squire, Inc. or the present shareholders of Curtis Squire, Inc., is or has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of twenty percent (20%) or more of the common stock of the Corporation, or (ii) approval by the stockholders of the Corporation of (a) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of stock of the Corporation would be converted into cash, securities or other property, or (b) any consolidation or merger in which the Corporation is the continuing or surviving corporation but in which the common stockholders of the Corporation immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation, or (c) any sale, lease, exchange or other transfer of all or substantially all the assets of the Corporation, or (iii) individuals who constitute the Corporation's Board of Directors on January 1, 1998 (the Incumbent Board") have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to January 1, 1998 whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Corporation in which such person is named as nominee for director) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

          "CONSUMER PRICE INDEX" shall be the "Consumer Price Index for all urban consumers, U.S. city average, for all Items, 1982-1984 equals 100%" published by the Bureau of Labor Statistics of the United States Department of Labor. If publication of such Index is discontinued, the Consumer Price Index shall be based upon comparable statistics on the cost of living as computed and published by an agency of the United States or by a responsible financial periodical of recognized authority.

          "DISCOUNTED VESTED MONTHLY BENEFIT" shall be an amount determined by discounting Finkelstein's Vested Monthly Benefit to present value based on the number of months between (a) Finkelstein's age at the time of his termination of employment, and (b) the date of his 65th birthday. The discount rate to be used for this purpose shall be equal to the yield to maturity, at the date of termination of Finkelstein's employment, of U.S. Treasury Notes with a maturity date nearest the date of Finkelstein's 65th birthday.

           "MONTHLY BENEFIT" shall be an amount equal to sixty percent (60%) of Finkelstein's average monthly compensation, excluding bonuses, for the sixty (60) months immediately preceding his termination of employment or disability.

          "VESTED MONTHLY BENEFIT" shall be a percentage of Finkelstein's Monthly Benefit determined on the basis of the number of Finkelstein's completed years of service with the Corporation according to the following schedule:


          Years of Service                   Percentage
          ----------------                   ----------
          Less than 7 years                     0%
          7 years                               5%
          8 years                              10%
          9 years                              15%
          10 years                             20%
          11 years                             25%
          12 years                             30%
          13 years                             35%
          14 years                             40%
          15 years                             50%
          16 years                             60%
          l7 years                             70%
          18 years                             80%
          19 years                             90%
          20 or more years                    100%


     A year of service for purposes of vesting shall be a consecutive 12-month period during which Finkelstein is employed by the Corporation.

     2. EMPLOYMENT. The Corporation agrees to continue to employ Finkelstein, and Finkelstein agrees to continue to serve the Corporation as President and Chief Executive Officer of the Corporation, upon the terms and conditions hereinafter set forth.

     3. TERM. The employment of Finkelstein pursuant to this Agreement has commenced as of the date of this Agreement and shall continue until terminated by either of the parties hereto. The parties agree and acknowledge that the employment of Finkelstein pursuant to this Agreement is at will and may be terminated by either party without notice. Notwithstanding the termination of employment of Finkelstein, this Agreement shall remain in full force and effect during such time as Finkelstein is entitled to any Monthly Benefit under this Agreement.

     4. DUTIES. Finkelstein shall continue to serve the Corporation faithfully and to the best of his ability as President and Chief Executive Officer under the direction of the Board of Directors of the Corporation. devoting his entire business time, energy and skill to such employment.
After attaining age 65. Finkelstein shall continue to render services to the Corporation in an executive capacity, including but not limited to serving on the Corporation's Board of Directors (subject to election to such office by the shareholders of the Corporation), actively participating in the Corporation's growth and acquisition strategies, and performing such other duties as may be mutually agreed upon between Finkelstein and the Corporation's Board of Directors from time to time. The parties contemplate that Finkelstein's services shall continue at least until he attains age 70, but his inability or failure to continue providing services to the Corporation after attaining age 65 shall not adversely affect any deferred compensation or other benefits to which he is otherwise entitled under this Agreement.

     5. BASE COMPENSATION. The Corporation agrees to pay to Finkelstein during the term of his employment hereunder as base salary for his full time active services the sum of $500,000 for the fiscal year beginning July 1, 1999. Such base salary shall be increased for each year thereafter by the greater of (i) four percent (4%), or (ii) the percentage increase in the Consumer Price Index from July 1, 1999 to each July 1 thereafter in which Finkelstein is employed by the Corporation.

     6. INCENTIVE-BASED COMPENSATION. Finkelstein shall participate with other senior executive officers of the Corporation in the Corporation's incentive-based bonus plan.

     7. STOCK OPTIONS. During each year of employment with the Corporation, subject to implementation of an appropriate stock option plan for other senior executive officers of the Corporation, Finkelstein shall be granted stock options to acquire shares of the Corporation's stock with the number of shares subject to such options to be determined by the Compensation Committee of the Corporation's Board of Directors. The exercise price for such options shall be the price of the shares on each date when such options are granted. If the Corporation at any time ceases to maintain a stock option plan for its senior executives, Finkelstein shall receive in lieu of such options other annual benefits at least equal in value to the value of the stock options annually granted to him while such plan was in effect.

     8. SPLIT DOLLAR LIFE INSURANCE. Finkelstein and the Corporation shall participate in a split dollar life insurance program whereby a trust established by Finkelstein will acquire a $5 million combined whole-life/term policy insuring the joint lives of Finkelstein and his spouse. The split dollar insurance agreement shall provide for payments of premiums and distribution of death benefits in accordance with Schedule A attached hereto.

     9. DEFERRED COMPENSATION. The Corporation shall pay to Finkelstein, if living, or to his spouse in the event of his death, the following sums upon the terms and conditions and for the periods hereinafter set forth:

     a] PAYMENTS UPON RETIREMENT OR INVOLUNTARY TERMINATION. Commencing upon the last day of the month next following the month in which Finkelstein (i) retires from employment with the Corporation after attaining age 65, (ii) reaches age 65 if he is then disabled within the meaning of Section 9(d), or (iii) is terminated by the Corporation without Cause, the Corporation shall pay to Finkelstein his Adjusted Monthly Benefit and shall continue to pay him such amounts monthly on the same date of each succeeding month for the remainder of his life. If Finkelstein's spouse survives him, the Corporation shall pay to such spouse for the remainder of her life one-half of Finkelstein's Adjusted Monthly Benefit.

     b] EARLY VOLUNTARY TERMINATION. In the event Finkelstein voluntarily terminates his employment with the Corporation before reaching age 65, and prior to any Change of Control, the Corporation shall pay to Finkelstein two-thirds of his Discounted Vested Monthly Benefit commencing upon the last day of the month next following the month in which the date such termination occurs, and shall continue to pay him such amount monthly on the same date of each succeeding month for a total of 240 months. If Finkelstein dies before receiving all 240 monthly payments specified herein, the Corporation shall pay to his surviving spouse, or to such other person or persons as Finkelstein shall have designated in writing, the remaining monthly payments as they become due.

     c] SPOUSAL PAYMENTS. If Finkelstein dies while employed by the Corporation, the Corporation shall pay to his surviving spouse one-half of the Adjusted Monthly Benefit to which Finkelstein would have been entitled were he living, such payments to commence within thirty (30) days after Finkelstein's death and to continue monthly for the remainder of her life.

     d] PAYMENTS DURING DISABILITY. In addition to the payments provided in Subsections (a) and (b), should Finkelstein become disabled while employed by the Corporation, and such disability continues for a period of six months the Corporation shall pay to Finkelstein his Monthly Benefit during each month that Finkelstein remains disabled until he attains age 65 or until his death prior to attaining such age, at which time the payments provided in Subsections (a), (b) or
          (c) (whichever is applicable) shall begin. The first payment under this Section (d) shall be made during the seventh month of such disability, and each succeeding payment shall be made on the same date of each succeeding month thereafter. Payments shall be made under this Section (d) only if Finkelstein is disabled within the meaning of the disability clause of the Corporation's disability insurance policy, as set forth in the waiver of premium provision.

     e] TERMINATION FOR CAUSE. If Finkelstein's employment with the Corporation is terminated at any time for Cause, the Corporation shall have no obligation to make any payments to him under this Agreement and all such future payments shall be forfeited.

     f] REDUCTION IN STATUS. The Corporation shall be deemed to have terminated Finkelstein's employment without Cause at such time as (i) he is removed as Chief Executive Officer of the Corporation, or (ii) the corporate prerequisites and benefits afforded him, including but not limited to office space and facilities suitable to his position as Chief Executive Officer of the Corporation, are reduced so as to be less favorable than those presently afforded him, except if such action is taken specifically for Cause.

     The Corporation is the owner and beneficiary of certain insurance policies on Finkelstein's life and insuring against his disability. No payments shall be required under Sections (a), (c) or (d) of this Section 9, if because of any act by Finkelstein, either (i) the applicable policy is canceled by the insurance company issuing such policy or (ii) the insurance company refuses to pay the proceeds of said policy.

    10. TERMINATION AFTER CHANGE IN CONTROL. Notwithstanding any other provision of the Agreement, Finkelstein, and upon his death, his surviving spouse (as provided in Section 9(c) above) shall be entitled to immediate payment of his Adjusted Monthly Benefit if his employment terminates following a Change in Control, whether such termination is by Finkelstein or by the Corporation, unless the termination is by the Corporation for Cause.

     11.  RESTRICTIVE COVENANT.

     a] Finkelstein expressly agrees, as a condition to the performance by the Corporation of its obligations hereunder, that during the term of this Agreement and during the further period that such payments to him are provided by this Agreement, he will not, directly or indirectly, own any interest in, render any services of any nature to, become employed by, or participate or engage in the licensed beauty salon business, except with the prior written consent of the Corporation.

     b] If Finkelstein voluntarily terminates his employment with the Corporation and violates the restrictive covenant set forth in subparagraph a] above during the first twenty-four (24) months after such termination of employment, and such violation continues for thirty (30) days after Finkelstein is notified in writing by the Company that he is in violation of the restrictive covenant, then the Corporation shall have no further obligation to make any payments to him under this Agreement and all such future payments shall be forfeited. If such violation occurs after twenty-four (24) months after such termination and continues for thirty (30) days after notice as provided hereinabove, Finkelstein shall forfeit one (1) month of his Adjusted Monthly Benefit for each month that he is in violation of the restrictive covenant.

     c] If Finkelstein's employment with the Corporation is terminated by the Corporation without Cause, and if he at any time after such termination continues to violate the restrictive covenant for thirty
          (30) days after being notified in writing by the Corporation that he is in violation of the restrictive covenant, he shall forfeit one (1) month of his Adjusted Monthly Benefit for each month or portion of a month that he continues in violation of the restrictive covenant.

     12. TRUST AGREEMENT. The Corporation has established a Trust Agreement under the Regis Corporation Deferred Compensation Agreement and said Trust Agreement is hereby incorporated by reference into this Agreement and made a part hereof.

     13. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota.

     14. ARBITRATION. All controversies or claims arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in Minneapolis, Minnesota, administered by the American Arbitration Association under its then current Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in the District Court of Hennepin County, Minnesota.

     15. PROHIBITION AGAINST ASSIGNMENT. Finkelstein agrees, on behalf of himself and his personal representatives, and any other person claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred or pledged in any way by Finkelstein or any person claiming under him by virtue of this Agreement and shall not be subject to execution, attachment, garnishment or similar process.

     16. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successor of the Corporation, and any successor shall be deemed substituted for the

Corporation under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the capital stock or assets of the Corporation.

     17. PRIOR AGREEMENTS. This Agreement supersedes all prior Employment and Deferred Compensation Agreements, and any amendments or supplements thereto, between the parties to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                      REGIS CORPORATION


                                      By:  /s/ [ILLEGIBLE]
                                          ----------------------------
                                            Chief Financial Officer



                                           /s/ Paul D. Finkelstein
                                      --------------------------------
                                             Paul D. Finkelstein

                                SPLIT DOLLAR PLAN
                                  PREPARED FOR
                                    REGIS INC.
Barbara Finkelstein     Age 55                                          Page 1
Paul D. Finkelstein     Age 55

$5,000,000 Joint CompLife Plan - ES       $100,000.00 Initial Contract Premium
     $3,000,000 Basic Amount               Incl. $33,000.00 Additional Premium
     $1,500,000 Additional Protection

Based on dividend interest rates which changes and are less than or equal to the current dividend interest rate
           Dividends initially used to purchase paid-up additions
This illustration assumes payment of all premiums when due.  Policy paid-up at age 100.


                  (1)         (2)         (3)       (4)        (5)      (6)        (7)              (8)
                CORPORATE  CUMULATIVE
                 ANNUAL    CORPORATE                        EXECUTIVE CUMULATIVE
                 SPLIT       SPLIT     CORPORATE  CORPORATE   ANNUAL  EXECUTIVE  EXECUTIVE       EXECUTIVE
                 DOLLAR      DOLLAR      DEATH      CASH    AFTER TAX AFTER TAX    DEATH            CASH
  YEAR  AGE     PAYMENT*    PAYMENT*    BENEFIT*   VALUE*      COST*    COST*     BENEFIT*         VALUE*
---------------------------------------------------------------------------------------------------------
    1   55      99,069       99,069      99,069     33,033      931       931      4,900,931            0
    2   56      98,896      197,964     197,964    135,099    1,104     2,036      4,802,036            0
    3   57      98,730      296,694     296,694    244,044    1,270     3,306      4,703,306            0
    4   58      93,526      395,221     395,221    360,664    1,474     4,779      4,604,779            0
    5   59      98,333      493,554     493,554    485,075    1,667     6,446      4,506,446            0

    6   60      98,060      591,614     591,614    591,614    1,940     8,386      4,408,386       26,299
    7   61      97,753      689,372     689,372    689,372    2,242    10,628      4,310,628       69,901
    8   62      97,333      786,760     786,760    786,760    2,612    13,240      4,213,240      123,044
    9   63      96,995      883,755     883,755    883,755    3,005    16,245      4,116,245      186,358
   10   64      96,543      980,298     930,298    980,298    3,457    19,702      4,019,702      260,549

   11   65      95,998    1,076,296   1,076,296  1,076,296    4,002    23,704      3,923,704      344,577
   12   66      95,406    1,171,702   1,171,702  1,171,702    4,594    23,298      3,828,293      444,759
   13   67      94,528    1,266,231   1,266,231  1,266,231    5,472    33,769      3,826,257      556,077
   14   68      93,440    1,359,671   1,359,671  1,359,671    6,560    40,329      3,881,541      681,415
   15   69      92,112    1,451,713   1,451,783  1,451,783    7,888    43,217      3,943,993      821,768

   16   70      90,416    1,542,269   1,542,269  1,542,269    9,514    57,731      4,014,310      978,135
   17   71      88,539    1,630,808   1,630,808  1,630,808   11,461    69,192      4,093,278    1,155,663
   18   72      86,091    1,716,899   1,716,899  1,716,899   13,909    83,101      4,189,386    1,355,838
   19   73      83,091    1,799,990   1,799,990  1,799,990   16,909   100,010      4,302,621    1,530,133
   20   74      79,380    1,879,369   1,879,369  1,179,369   20,620   120,631      4,434,476    1,763,216

   21   75  -1,879,369            0           0          0        0   120,631      3,533,997    1,382,271
   22   76           0            0           0          0        0   120,631      3,569,822    2,007,301
   23   77           0            0           0          0        0   120,631      3,615,094    2,138,252
   24   78           0            0           0          0        0   120,631      3,669,291    2,275,015
   25   79           0            0           0          0        0   120,631      3,731,954    2,417,611
---------------------------------------------------------------------------------------------------------


         (SEE SPECIFICATIONS PAGES FOR PERTINENT INFORMATION)

*ILLUSTRATED VALUES AND BENEFITS INCLUDE DIVIDENDS. ILLUSTRATED DIVIDENDS REFLECT CURRENT (1998 SCALE) CLAIM AND EXPENSE EXPERIENCE AND ARE NOT ESTIMATES OR GUARANTEES OF FUTURE RESULTS. DIVIDENDS ACTUALLY PAID MAY BE LARGER OR SMALLER THAN THOSE ILLUSTRATED. THIS ILLUSTRATION DOES NOT RECOGNIZE THAT, BECAUSE OF INTEREST, A DOLLAR IN THE FUTURE HAS LESS VALUE THAN A DOLLAR TODAY. 7.39% 1998 VARIABLE RATE LOAN PROVISIONS.

RP S/N SELECT/SELECT     PREPARED BY MICHAEL L. FINKELSTEIN, CLU,      2/17/98
ILLUSTRATION NO. MN1320-LRSHD-092409   THE NORTHWESTERN MUTUAL LIFE - MILWAUKEE
                                                                          (13.2)